                                                                  RULE 424(b)(3)
                                                      REGISTRATION NO. 333-33708


                                   PROSPECTUS

                                -----------------


                                ZIXIT CORPORATION

                                  25,000 SHARES
                                  COMMON STOCK

                                -----------------


         This prospectus relates to an offering of up to 25,000 shares of our common stock, par value $.01 per share, acquired pursuant to a Representation Agreement and Stock Option Agreement, effective as of November 1, 1999, by and between Henry Kuehne and us.

         The common stock being registered is being offered for the account of Mr. Kuehne as further described under "Selling Shareholder" on page 8. We will not receive any proceeds from the sale of the shares of common stock offered under this prospectus.

         The shares may be offered in transactions on the NASDAQ Stock Market, in negotiated transactions, or through a combination of methods of distribution, at prices relating to the prevailing market prices or at negotiated prices. Please see "Plan of Distribution" on page 9.

         Our common stock is quoted on NASDAQ under the symbol "ZIXI". On June 6, 2000, the last sale price of our common stock, as reported on NASDAQ, was $32.66 per share.

                                -----------------


         THIS INVESTMENT INVOLVES RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A LOSS OF ALL OR A PORTION OF YOUR INVESTMENT. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                                -----------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------


                  The date of this prospectus is June 9, 2000.

                                TABLE OF CONTENTS

ZixIt Corporation.............................................................1
Risk Factors..................................................................2
Documents Incorporated by Reference...........................................7
Where You Can Get More Information............................................8
Selling Shareholder...........................................................8
Plan of Distribution..........................................................9
Use of Proceeds..............................................................10
Legal Matters............................................................... 10
Experts......................................................................10



         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND NOT ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. NEITHER ZIXIT CORPORATION NOR ANY OF ITS REPRESENTATIVES HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. FURTHERMORE, NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER THE CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                ZIXIT CORPORATION

         Historically, we operated in one industry segment, the provision of systems and solutions for the intelligent transportation, electronic security and other markets. Our operations included the design, manufacturing, installation and support of hardware and software products utilizing our wireless data and security technologies. We sold the businesses comprising this industry segment during 1997 and 1998.

         In 1999, we began developing digital signature and encryption technology and have been planning a series of products that enhance privacy, security and convenience over the Internet. To date, we have not earned any revenues from these products. ZixMail(TM), which was commercially released in March 2000, is a secure document delivery, private email and messaging tracking service that enables Internet users worldwide to easily send and receive encrypted and digitally signed communications using their existing email systems and addresses. ZixCharge(TM), which has not been commercially released, is a shopping portal and payment authorization system that enables consumers to purchase goods and services over the Internet without being required to provide personal and charge card information to Internet merchants. Additionally, in October 1999, we purchased all the outstanding shares of Anacom Communications, Inc., a provider of Internet transaction processing and real-time credit processing services to Internet merchants.

         Successful growth of a development stage enterprise, like ours, is costly. In addition, the Internet arena is highly competitive. Our growth depends on the timely development and market acceptance of our new products. Our future growth involves risks and uncertainties, and there are no assurances that we will be successful in our current business endeavors. See "Risk Factors" on page 2.

         We were incorporated in Texas in 1988. Our executive offices are located at 2711 N. Haskell Avenue, Suite 2850, LB 36, Dallas, Texas 75204-2910, and our telephone number is (214) 515-7300. Our Web site address is www.zixit.com. Information contained in our Web site is not a part of this prospectus. In this prospectus, "we", "us", "our" and "ZixIt" refer to ZixIt Corporation and its subsidiaries unless the context otherwise requires.

                                  RISK FACTORS

         The following is a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this prospectus contain statements that constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (we refer to it as the "Exchange Act"). The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. We caution you that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

         Before investing in our common stock offered by this prospectus, you should carefully consider the following risks and uncertainties, in addition to the other information contained or incorporated by reference in this prospectus. Also, you should be aware that the risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of those risks or uncertainties or any of the risks and uncertainties described below actually occur, our business, financial condition, prospects, or results of operations could be materially and adversely affected. In that case, the trading price of the common stock offered in this prospectus could decline, and you may lose all or part of your investment.

         WE HAVE A LIMITED OPERATING HISTORY.

         We have only a limited operating history in the Internet arena on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks and uncertainties encountered by other companies in the early stages of development. These risks and uncertainties are often worse for companies in new and rapidly evolving markets, particularly Internet-related businesses.

         THE MARKET MAY NOT BROADLY ACCEPT OUR NEW PRODUCTS, WHICH COULD ADVERSELY AFFECT OUR GROWTH PROSPECTS.

         The ZixMail and ZixCharge products are targeted at the new and rapidly evolving market for secure Internet communications and e-commerce. Although the competitive environment in this market has yet to fully develop, we anticipate that it will be intensely competitive, subject to rapid change and significantly affected by new products and service introductions and other market activities of industry participants. Our success will depend on many factors, including, but not limited to, the following:

         o We must be able to successfully and timely develop our products. The commercial version of ZixMail was released in March 2000. ZixCharge has not been commercially released, however.



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


         o We must be able to achieve broad market acceptance for our products. There is currently no known Internet secure document delivery and private messaging system, such as ZixMail, that currently operates at the scale that we would require, at our current expenditure levels and proposed pricing, to become profitable from our ZixMail operations. To reach a larger ZixMail customer base than we can reach through our direct sales and marketing efforts, we are pursuing strategic or other similar collaborative relationships with third parties. There is no assurance that we will be successful in entering into these relationships, or that if entered into, they will significantly assist us in obtaining large numbers of ZixMail users. Moreover, in any event, there is no assurance that enough paying users of ZixMail will be ultimately obtained to enable us to operate profitably.

         o Since the commercial version of ZixCharge has not yet been released, there are currently no consumers or merchants using ZixCharge. The success of ZixCharge will depend on our ability to obtain, as users, large numbers of consumers who desire to shop privately over the Internet and our ability to obtain large numbers of merchants that will permit them to do so using ZixCharge. To obtain access to large numbers of consumers, we are pursuing strategic or similar collaborative relationships with companies that have existing business relationships with large numbers of people. There is no assurance that we will be successful in entering into these relationships, or that if entered into, they will significantly assist us in obtaining large numbers of ZixCharge users. Moreover, in any event, there is no assurance that we will be successful in obtaining a critical mass of consumers as ZixCharge users or obtaining a critical mass of merchants that will allow consumers to use ZixCharge. If we are unable to obtain the necessary critical mass, we may decide not to commercially introduce ZixCharge.

         WE HAVE NO SIGNIFICANT REVENUES.

         We currently have no significant revenues.

         WE FACE STRONG COMPETITION FROM NUMEROUS AND SOMETIMES LARGER COMPANIES THAT MAY BE ABLE TO DEVELOP AND INTRODUCE NEW PRODUCTS THAT COULD RENDER OUR PRODUCTS OBSOLETE OR NONCOMPETITIVE.

         We are a new entrant into the rapidly evolving secure Internet communications and e-commerce markets. We will be competing with larger companies that have access to greater capital, research and development, marketing, distribution and other resources than we do. In addition, the Internet arena is characterized by extensive research efforts and rapid product development and technological change that could render our products obsolete or noncompetitive. Our failure to develop and introduce new products and services successfully on a timely basis and to achieve market acceptance for those products and services could have a significant adverse effect on our business, financial condition and results of operations. We may decide, at any time, to delay, discontinue or not initiate the development and release of any one or more of our planned or contemplated products.

         SECURITY INTERRUPTIONS TO OUR SECURE DATA CENTER COULD DISRUPT OUR BUSINESS, AND ANY SECURITY BREACHES COULD EXPOSE US TO LIABILITY AND NEGATIVELY IMPACT CUSTOMER DEMAND FOR OUR PRODUCTS.

         Our business depends on the uninterrupted operation of our secure data center. We must protect this center from loss, damage, or interruption caused by fire, power loss, telecommunications failure, or other events beyond our control. Any damage or failure that causes interruptions in our secure data center operations could materially harm our business, financial condition and results of operations.

         In addition, our ability to issue digitally-signed certified time-stamps and public encryption codes in connection with our ZixMail service depends on the efficient operation of the Internet connections between customers and our data center. We depend on Internet service providers efficiently operating these connections. These providers have experienced periodic operational problems or outages in the past. Any of these problems or outages could adversely affect customer satisfaction.

         Furthermore, it is critical that our facilities and infrastructure remain secure and the market perceive them to be secure. Despite our security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers or similar disruptive problems. It is possible that we may have to use additional resources to address these problems. Our planned ZixCharge business will retain certain confidential customer information in our secure data center. Any physical or electronic break-ins or other security breaches or compromises of this information could expose us to significant liability, and customers could be reluctant to use our Internet-related products.

         WE DEPEND ON KEY PERSONNEL.

         We depend on the performance of our senior management team and other key employees, particularly highly skilled technical and sales and marketing personnel. Our success also depends on our ability to attract, retain and motivate these individuals. There is intense competition for these personnel, and we face a tight employment market in general. There are no agreements with any of our personnel that prevent them from leaving ZixIt at any time. In addition, we do not maintain key person life insurance for any of our personnel. The loss of the services of any of our key employees or our failure to attract, retain and motivate key employees could harm our business.

         ZIXMAIL AND ZIXCHARGE COULD CONTAIN UNKNOWN DEFECTS OR ERRORS.

         ZixMail and ZixCharge could contain undetected defects or errors. Despite our testing, defects or errors may occur, which could result in loss of or delay in revenues, failure to achieve market acceptance, diversion of development resources, injury to our reputation, litigation claims, increased insurance costs or increased service and warranty costs. Any of these could harm our business.

         PUBLIC KEY CRYPTOGRAPHY TECHNOLOGY IS SUBJECT TO RISKS.

         Our ZixMail product employs, and future products may employ, public key cryptography technology. With public key cryptography technology, a user has a public key and a private key, which are used to encrypt and decrypt messages. The security afforded by this technology depends, in large measure, on the integrity of a user's private key, which is dependent, in part, on the application of certain mathematical principles. The integrity of a user's private key is predicated on the assumption that it is difficult to mathematically derive a user's private key from the user's related public key. Should methods be developed that make it easier to derive a user's private key, the security of encryption products using public key cryptography technology would be reduced or eliminated and such products could become unmarketable. This could require us to make significant changes to our products, which could damage our reputation and otherwise hurt our business. Moreover, there have been public reports of the successful decryption of certain encrypted messages. This, or related, publicity could affect public perception of the security afforded by public key cryptography technology, which could harm our business.

         WE COULD BE AFFECTED BY GOVERNMENT REGULATION.

         Exports of software products using encryption technology are generally restricted by the U.S. government. Although we have obtained U.S. government approval to export our ZixMail product to almost all countries in the world, the list of countries to which ZixMail cannot be exported could be revised in the future. Furthermore, some foreign countries impose restrictions on the use of software products using encryption technology, such as ZixMail. Failure to obtain the required governmental approvals would preclude us from selling ZixMail in international markets.

         OUR PRODUCTS MAY NOT BECOME GENERALLY ACCEPTED STANDARDS OR BE COMPATIBLE WITH GENERALLY ACCEPTED STANDARDS, WHICH COULD ADVERSELY AFFECT OUR REVENUE GROWTH AND PROFITABILITY.

         We cannot assure you that ZixMail or ZixCharge will become a generally accepted standard or that they will be compatible with any standards that become generally accepted.

         WE MAY HAVE TO DEFEND OUR RIGHTS IN INTELLECTUAL PROPERTY THAT WE USE IN OUR PRODUCTS, WHICH COULD BE DISRUPTIVE AND EXPENSIVE TO OUR BUSINESS.

         We may have to defend our intellectual property rights or defend against claims that we are infringing the rights of others. Intellectual property litigation and controversies are disruptive and expensive. Infringement claims could require us to develop non-infringing products or enter into royalty or licensing arrangements. Royalty or licensing arrangements, if required, may not be obtainable on terms acceptable to us. Our business could be significantly harmed if we are not able to develop or license the necessary technology. Furthermore, it is possible that others may independently develop substantially equivalent intellectual property, thus enabling them to effectively compete against us.

         WE MAY HAVE LIABILITY FOR INDEMNIFICATION CLAIMS ARISING FROM THE SALE OF OUR PREVIOUS BUSINESSES IN 1998 AND 1997.

         We disposed of our previous operating businesses in 1998 and 1997. In selling those businesses, we agreed to provide customary indemnification to the purchasers of those businesses for breaches of representations and warranties, covenants and other specified matters. Although we believe that we have adequately provided for future costs associated with these indemnification obligations, indemnifiable claims could exceed our estimates.

         OUR STOCK PRICE MAY BE VOLATILE.

         The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate in the future. Also, the market prices of securities of other Internet-related companies have been highly volatile.

         WE MAY ENCOUNTER OTHER UNANTICIPATED RISKS AND UNCERTAINTIES IN THE INTERNET MARKET OR IN DEVELOPING NEW PRODUCTS, AND WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL IN RESPONDING TO ANY UNANTICIPATED RISKS OR UNCERTAINTIES.

         We cannot assure you that we will be successful or that we will not encounter other, and even unanticipated, risks. We discuss other operating, financial or legal risks or uncertainties in our periodic SEC filings. We are, of course, also subject to general economic risks.

                       DOCUMENTS INCORPORATED BY REFERENCE

         We furnish our shareholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (we refer to it as the "SEC"). Instead of repeating information that we have already filed with the SEC, we are allowed to "incorporate by reference" in this prospectus information contained in those documents we have filed with them. These documents are considered to be part of this prospectus.

         We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the selling shareholder sells all of the shares of common stock offered by this prospectus:

         o our Annual Report on Form 10-K, including audited financial statements, for our fiscal year ended December 31, 1999;

         o all other reports we have filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of our fiscal year covered by the Annual Report referred to above; and

         o the description of our common stock contained in our Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report filed for the purpose of updating such description.

         Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering, will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus.

         At your request, we will provide you, without charge, a copy of any of the documents we have incorporated by reference into this prospectus but not delivered with the prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). If you want more information, write or call:

                                  Steve M. York
                Senior Vice President and Chief Financial Officer
                                ZixIt Corporation
                             2711 N. Haskell Avenue
                                Suite 2850, LB 36
                            Dallas, Texas 75204-2910
                            Telephone: (214) 515-7300

                       WHERE YOU CAN GET MORE INFORMATION

         We are delivering this prospectus to you in accordance with the United States securities laws. We have filed a registration statement with the SEC to register the common stock that the selling shareholder is offering to you. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information that is included in the registration statement.

         You may obtain a copy of the registration statement, or a copy of any other filing we have made with the SEC, directly from the SEC. You may either:

         o read and copy any materials we have filed with the SEC at the SEC's Public Reference Room maintained at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwest Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; or

         o visit the SEC's Internet site at http://www.sec.gov, which contains reports, proxy statements, and other information regarding issuers that file electronically.

         You can obtain more information about the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

                               SELLING SHAREHOLDER

         The shares of common stock being offered are issuable under options acquired by the selling shareholder pursuant to a Representation Agreement and Stock Option Agreement, effective as of November 1, 1999. This agreement provides for the selling shareholder, a professional golfer, to wear "information" designated by us on his golf hat at tournaments at which he plays or during television interviews in which he participates.

         The table below sets forth information with respect to the beneficial ownership of our common stock by the selling shareholder immediately prior to this offering and as adjusted to reflect the sale of shares of common stock pursuant to the offering. All information with respect to the beneficial ownership has been furnished by the selling shareholder.

                                            Beneficial Ownership                   Beneficial Ownership
                                             Prior to Offering                          After Offering
                                    ------------------------------------           --------------------
                                    Number of                 Shares to                  Number of
Name of Beneficial Owner              Shares                   be Sold                     Shares
-----------------------------       ----------                ----------                 --------
Henry Kuehne                         100,000                    25,000                    75,000


Mr. Kuehne's beneficial ownership prior to and after the offering is less than 1% of our common stock, based on the 16,553,363 shares of our common stock outstanding on June 6, 2000. Beneficial ownership after the offering assumes all the shares that may be offered are sold.

                              PLAN OF DISTRIBUTION

         The sale of shares offered in this prospectus by the selling shareholder or his pledgee may be effected from time-to-time directly, or by one or more broker-dealers or agents, in one or more transactions on the NASDAQ Stock Market or other exchanges on which our common stock may be listed for trading, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         In the event one or more broker-dealers or agents agree to sell the shares, they may do so by purchasing the shares as principals or by selling the shares as agents for the selling shareholder. Any broker-dealer that does this may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder or the purchasers of the shares for which the broker-dealer may act as agent or to whom they sell as principal, or both, which compensation as to a particular broker-dealer may be in excess of customary compensation. To our knowledge, the selling shareholder has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares offered hereby, nor do we know the identity of any brokers or market makers that will participate in the offering.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may limit the timing of purchases and sales of the shares by the selling shareholder. All of the foregoing may affect the marketability of the shares.

         In order to comply with some states' securities laws, if applicable, our common stock will be sold in jurisdictions only through registered or licensed brokers or dealers. In some states, our common stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. We will pay at least one-half of the expenses incident to this offering of the shares by the selling shareholder to the public other than commissions, concessions and discounts of brokers, dealers or other agents.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the offering.

                                  LEGAL MATTERS

         The validity of the stock offered hereby will be passed upon for us by Ronald A. Woessner, our Senior Vice President, General Counsel, and Secretary.

                                     EXPERTS

         The consolidated financial statements appearing in the Annual Report on Form 10-K for our fiscal year ended December 31, 1999, referred to under "Documents Incorporated by Reference" on page 7, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



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